EXHIBIT 10.2
GSI Commerce, Inc.
2010 Equity Incentive Plan
Performance Award Agreement

PARTICIPANT:	Christopher Saridakis

GRANT DATE:	June 16, 2011

MAXIMUM PERFORMANCE AWARD:	$30 million

PERFORMANCE PERIODS:	Four consecutive annual Performance Periods, beginning with the 2012 calendar year and ending with the 2015 calendar year
THIS AGREEMENT, effective as of the Grant Date set forth above, is between GSI Commerce, Inc., a Delaware corporation (the “Company”, “we”, “our” or “us”), and the Participant named above (“you” or “yours”), pursuant to the provisions of the Company’s 2010 Equity Incentive Plan (the “Plan”) with respect to the award (the “Award”) specified above. Capitalized terms used and not defined in this Performance Award Agreement (this “Agreement”) shall have the meanings given to them in the Plan.
By accepting this Agreement, you irrevocably agree, on your own behalf and on behalf of your heirs and any other person claiming rights under this Agreement, to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such may be amended from time to time).
You and the Company agree that the Award is being granted in full satisfaction of the Company’s obligations to you pursuant to Section 3.5 of the Employment Agreement between you and the Company, dated March 23, 2010 (the “Employment Agreement”); provided that the performance period and performance conditions are modified herein to reflect the acquisition of the Company by eBay Inc., a Delaware corporation (“eBay”), pursuant to the merger of Gibralter Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of eBay (“Merger Sub”), with and into the Company (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger among eBay, Merger Sub and the Company, dated as of March 27, 2011 (the “Merger Agreement”).
You and the Company agree as follows:

1.	Application of Plan; Administration	This Agreement and your rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Compensation Committee of the Board of Directors of the Company (the “Board”) may adopt. It is expressly understood that the Compensation Committee of the Board is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon you to the extent permitted by the Plan.

2.	Performance Goal and Award Amount	The Award shall be earned over four separate annual Performance Periods (each a “Performance Period”), beginning with the 2012 calendar year and ending with the 2015 calendar year. The amount of the Award (the “Award Amount”) payable to you hereunder with respect to each Performance Period shall be equal to $7,500,000 multiplied by the total number of EBITDA Thresholds, defined below, that are attained by the Business Unit, defined below, during such Performance Period. An EBITDA Threshold is attained if the EBITDA of the Business Unit during a Performance Period equals or exceeds any of the following amounts (the “EBITDA Thresholds”):

$300,000,000;

$375,000,000;

$425,000,000; and

$475,000,000.

For purposes of this Agreement:

“Business Unit” shall mean the business of the Company and its majority-owned subsidiaries or, following the consummation of the Merger, the business unit of eBay that includes the business conducted by the Company and its majority-owned subsidiaries as of the Grant Date, excluding the businesses conducted by Fanatics, LLC, TeamStore, Inc., RueLaLa, Inc., and ShopRunner, Inc. or any of their subsidiaries.

“EBITDA” shall mean, following the consummation of the Merger, eBay’s non-GAAP Business Unit Operating Income, adjusted (i) to exclude expenses for interest, taxes, depreciation, amortization and the deferred acquisition payments recorded as compensation expense related to the acquisition of Fetchback, Inc., and (ii) to include reasonable estimates of (A) annual expenses for stock-based compensation granted to you, (B) annual expenses for long-term incentive compensation granted to you and other employees of the Business Unit, to the extent not otherwise included, and (C) patent litigation expenses allocable to the Performance Period (which shall be estimated by the Chief Financial Officer, in consultation with the General Counsel, of the Company or, following the consummation of the Merger, of eBay, in a manner consistent with the Company’s past practice). If the Merger Agreement shall terminate prior to the consummation of the Merger, “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, as determined by the Company in its reasonable discretion and in accordance with past practice.

Whether an EBITDA Threshold is attained during a Performance Period shall be determined as of the last day of such Performance Period and shall be based on the EBITDA for such Performance Period as certified by the Compensation Committee of the Board. More than one EBITDA Threshold may be attained in any one Performance Period; provided that the attainment of an EBITDA Threshold in any Performance Period shall not be considered to have been attained again in any subsequent Performance Period for purposes of determining the Award Amount in such subsequent Performance Period. If an EBITDA Threshold is attained, then the corresponding portion of the Award Amount is considered earned, regardless of the Business Unit’s performance in a subsequent Performance Period, subject to the vesting conditions described in Section 3 of this Agreement. The maximum Award Amount under this Agreement with respect to all Performance Periods shall be $30,000,000 (i.e., $7,500,000 multiplied by each of the four EBITDA Thresholds attained).

The Compensation Committee of the Board may take reasonable action to adjust either the EBITDA Thresholds or the manner in which EBITDA is determined with respect to any current or future Performance Period to reflect one or more of the following: (i) items related to a change in accounting principles; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going Business Unit activities; (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions; or (xv) items relating to any change in the payment or allocation of general and administrative expenses among the business units of the Company and its Affiliates. If such adjustment occurs later than 90 days after the commencement of a Performance Period, such adjustment shall apply to such Performance Period only to the extent that the adjustment is necessary to reflect objectively determinable changes in the EBITDA of the Business Unit, as reflected in the financial statements of the Company, and shall be made in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	Award Vesting	No Award Amount will be payable to you hereunder unless the Award is vested. The Award will vest in the following circumstances:

(a)   Employment Continues Through First Business Day After January 1, 2016. The Award will vest if you are continuously employed by the Company through the first business day after January 1, 2016. All references in this Agreement to employment by the Company shall include employment by any parent or subsidiary of the Company.

(b)   Termination of Employment Due to Death. The Award will vest if your employment terminates due to your death on or before the first business day after January 1, 2016. Upon such a termination of your employment, the Award Amount will be based on the EBITDA Thresholds attained through the last day of the Performance Period ending on or prior to your termination of employment.

(c)   Termination of Employment by the Company without Cause. The Award will vest if your employment is terminated by the Company without Cause on or before the first business day after January 1, 2016. “Cause” will exist if the Board (or an appropriate committee thereof) in good faith determines that (i) you are grossly negligent or engaged in willful misconduct in the performance of your duties, (ii) you are convicted of, or enter a plea of guilty or nolo contendere to, a crime constituting a felony or any criminal offense involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof other than an automobile offense, or (iii) you breach, in a material respect, any written material agreement between you and the Company or violate, in a material respect, the Company’s Code of Business Conduct or any of the Company’s material policy statements. Notwithstanding the foregoing, Cause shall only exist after (a) the Company delivers written notice to you of its intention to terminate for Cause within thirty (30) days after the Company has actual knowledge of the facts and circumstances upon which it seeks to rely as a basis for its right to terminate for Cause, (b) such notice sets forth in reasonable detail such facts and circumstances and (c) in the case of clauses (i) or (iii), you have failed to correct the acts, omissions or events set forth in the Company’s notice, if such acts, omissions or events are reasonably capable of being corrected, within thirty (30) days following delivery of the Company’s written notice of its intention to terminate for Cause. Upon a termination of your employment by the Company without Cause, the Award Amount will be based on the EBITDA Thresholds attained through the last day of the Performance Period ending on or prior to your termination of employment.

In the event that your employment with the Company terminates on or before the first business day after January 1, 2016 for any reason other than your death or a termination by the Company without Cause, the Award will not vest and no Award Amount will be payable to you hereunder.

4.	Settlement of Vested Performance Award	The Award will be settled after the completion of the applicable Performance Periods and the satisfaction of the applicable vesting conditions set forth in Section 3 by the payment of the Award Amount to you or, in the event of your death, to your designated beneficiary. If you are continuously employed through the first business day after January 1, 2016, such payment will be made in two equal installments. The first installment shall be paid prior to March 15, 2016, and the second installment payment shall be paid on the first anniversary of the first installment, but in all events prior to March 15, 2017. If your employment is terminated on or prior to the first business day after January 1, 2016 due to your death or a termination by the Company without Cause, such payment shall be made in one installment prior to March 15th of the year following your termination of employment or death.

The Award may be settled by the delivery of (i) cash, (ii) shares of Common Stock (“Shares”) or (iii) any combination thereof as determined in the sole discretion of the Compensation Committee of the Board. To the extent all or a portion of the Award is settled in Shares, the number of Shares delivered to you shall be equal to the cash equivalent value of the portion of the Award that is payable in Shares, divided by the average closing price of a Share as reported on the NASDAQ Global Select Market for the period of 30 consecutive trading days ending on (and including) the last trading day prior to the date the Award becomes vested, and rounding down to the nearest whole number of Shares.

Notwithstanding any other provision of this Agreement or the Plan to the contrary, the parties acknowledge (x) that time is of the essence with respect to the issuance or delivery of any cash or Shares pursuant to this Agreement and (y) that the Company will not be obligated to issue or deliver any cash or Shares pursuant to this Agreement (i) until all conditions to this Agreement have been satisfied or removed, (ii) if the outstanding Common Stock is at the time listed on any stock exchange or included for quotation on an inter-dealer system, until the Shares have been listed or included or authorized to be listed or included on such exchange or system upon official notice of issuance, (iii) until the issuance or delivery of the Shares would not cause the Company to issue or sell more shares of Common Stock than the Company is then legally entitled to issue or sell, and (iv) until all other legal matters in connection with the issuance and delivery of such Shares have been approved by internal legal counsel to the Company.

You hereby authorize any brokerage service provider acceptable to the Company to open a securities account for you to be used for the settlement of the Award settled in Shares. The date on which Shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.

5.	Rights as Stockholder	Except as otherwise provided in this Agreement, you will not be entitled to any privileges of ownership of the Shares underlying the Award, if any, including voting, receipt of dividends or any other rights as a stockholder of the Company, unless and until Shares are actually delivered to you under this Agreement.

6.	Transferability	Except as provided in Section 9(k) hereof, your right to receive payment under this Agreement is not transferable, whether voluntarily or involuntarily, by operation of law or otherwise, other than by will or the laws of descent and distribution. Any voluntary or involuntary assignment, pledge, transfer, or other disposition of, or any attachment, execution, garnishment, or lien issued against or placed upon your right to receive payments under this Agreement, in violation of the terms of this Agreement shall be void. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of cash or Shares pursuant to this Agreement.

7.	Taxes
(a)   General. You are ultimately liable and responsible for all taxes owed by you in connection with the Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Award, and the subsequent sale of any of the Shares underlying the Award. The Company does not commit and is under no obligation to structure this Agreement to reduce or eliminate your tax liability.

(b)   Withholding. On or before the date upon which the Award is settled and any other date upon which tax withholding obligations of the Company may arise, or at any time thereafter as requested by the Company, you hereby authorize withholding from, at the Company’s election, Shares, payroll and any other amounts payable to you and you otherwise agree to make adequate provision for, as determined by the Company, any sums required to satisfy the Federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with any of the above events or otherwise. Unless the tax withholding obligations of the Company or any Affiliate are satisfied, the Company will have no obligation to make any payments under this Agreement.

8.	Clawback	In the event that the Board (or an appropriate committee thereof) determines in good faith that the earlier determination of the EBITDA of the Business Unit was based on materially incorrect data, and that in fact such EBITDA had not been achieved or had been achieved to a lesser extent than originally determined and any amount paid (or portion thereof) under this Agreement would not have been paid, given the correct data, then in each such instance, you shall, at the request of the Board (or appropriate committee thereof), return or forfeit, as applicable, all or a portion (but no more than one-hundred percent (100%) of such payment to you based on such incorrect data. The amount to be recovered from you shall be the amount determined by the Board or appropriate committee thereof, by which the payment to you exceeded the amount that would have been paid to you based on the correct data. However, if you have disposed of Shares issued to you in connection with this Agreement, the cash equivalent value of such Shares on the date the Company calculated the number shares owed shall be paid by you to the Company upon notice from the Company as provided by the Board (or appropriate committee thereof). The right of the Company and/or Board with respect to this right of return and/or recapture from the Participant set out above in this paragraph shall be limited to twelve (12) months from the payment of the Award Amount.

In the event that the Board (or appropriate committee thereof) determines that you have, prior to payment of the Award Amount, committed an act or omission that would have constituted Cause, the Board (or appropriate committee thereof), whether or not you were terminated because of such act or omission, may require you to return or forfeit, as applicable, any amount paid to you under this Agreement. If you have disposed of Shares issued to you in connection with this Agreement, the cash equivalent value of such Shares on the date the Company calculated the number shares owed shall be paid by you to the Company upon notice from the Company as provided by the Board (or appropriate committee thereof). The right of the Company and/or Board with respect to this right of return and/or recapture from the Participant set out above in this paragraph shall be limited to twelve (12) months from the payment of the Award Amount.

9.	Miscellaneous
(a)   YOU ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE, DIRECTOR, OR CONSULTANT OF THE COMPANY FOR THE VESTING PERIOD, FOR THE PERFORMANCE PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH YOUR RIGHT OR THE COMPANY’S RIGHT TO TERMINATE YOUR RELATIONSHIP (I) AS AN EMPLOYEE AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE; (II) AS A CONSULTANT PURSUANT TO THE TERMS OF THIS AGREEMENT WITH THE COMPANY OR AN AFFILIATE; OR (III) AS A DIRECTOR PURSUANT TO THE BYLAWS OF THE COMPANY AND ANY APPLICABLE PROVISIONS OF THE CORPORATE LAW OF THE STATE OR OTHER JURISDICTION IN WHICH THE COMPANY IS DOMICILED, AS THE CASE MAY BE.

(b)    The Award is unfunded and as a holder of the Award you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to pay cash or issue Shares pursuant to this Agreement. Upon issuance of Shares, if applicable, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

(c)   This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Shares issued as a result of or under this Agreement, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of Shares issued pursuant to this Agreement must also comply with other applicable laws and regulations governing the sale of such Shares.

(d)   The payments provided under this Agreement are intended to be exempt from Section 409A of the Code as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amount under this Agreement is payable by reference to your termination of employment, such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent the Company determines that, notwithstanding the intent of the Company, an amount payable to you (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service and (b) the date of your death.

(e) The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

(f)   Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan and any controversy that may arise under the Plan or this Agreement shall be determined by the Compensation Committee of the Board (including any person(s) to whom the Board has delegated its authority) in its sole and absolute discretion. Such decision by the Compensation Committee shall be final and binding.

(g)   This Agreement and the Plan represent the entire agreement between the parties with respect to the Award, and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter of the Award, including without limitation Section 3.5 and Exhibit B of the Employment Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

(h)   If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of such Section to the fullest extent possible while remaining lawful and valid.

(i)   Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(j)   This Agreement may be amended only by a writing executed by you and the Company which specifically states that it is amending this Agreement. Notwithstanding the foregoing and subject to Section 13(e) of the Plan, this Agreement may be amended solely by the Board (or an appropriate committee thereof) by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you. Without limiting the foregoing, the Board (or an appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

(k)   The rights and obligations of the Company under this Agreement will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. Without limiting the foregoing, the Award and this Agreement shall be assumed by eBay upon, and subject to, the consummation of the Merger, following which all references herein to the Board and the Compensation Committee shall mean the Board of Directors and Compensation Committee, respectively, of eBay, and all references to Shares or Common Stock shall mean shares of common stock of eBay; provided that EBITDA shall continue to be determined solely with respect to the Business Unit. You may not assign, transfer or pledge the Award or any right or interest therein or thereunder to anyone other than by will or the laws of descent and distribution except with the prior written consent of the Company. Upon ten (10) days written notice to you with the opportunity to cure, the Company may cancel your rights hereunder if you attempt to assign or transfer them in a manner inconsistent with this Agreement.

(l)   All notices with respect to this Agreement shall be in writing and shall be hand delivered or sent by first class mail or reputable overnight delivery service, expenses prepaid. Notice may also be given by electronic mail or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in a manner provided in the preceding sentence. Notices to the Company or the Board (or an appropriate committee thereof) shall be delivered or sent (i) prior to the consummation of the Merger to the Company’s headquarters, 935 First Avenue, King of Prussia, PA 19406, to the attention of its Chief Financial Officer and its General Counsel and (ii) after the consummation of the Merger to eBay’s headquarters, 2065 Hamilton Ave., San Jose, CA 95125, to the attention of its General Counsel. Notices to you shall be sufficient if delivered or sent to your address as it appears in the regular records of the Company or its transfer agent.

(m) The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

(n) You agree upon request to execute any further documents or instruments necessary or desirable in the reasonable determination of the Company to effect the terms of this Agreement.

(o)    You agree to reasonably assist and cooperate with the Company and its affiliates and/or their agents, officers, directors and employees in connection with any disputes, litigation or investigations of any nature brought by, against, or otherwise involving the Company or its affiliates during the period of your employment by the Company and thereafter. The Company agrees it will reimburse expenses incurred by you and pay compensation to you for the two aforementioned periods in the manner as follows: (x) the Company will reimburse you for reasonable out of pocket expenses incurred in connection therewith, in accordance with Company policy during the period in which you are employed by the Company and (y) the Company also agrees it will reimburse you for reasonable out of pocket expenses submitted to the Company and reasonable compensation, as mutually agreed between you and the Company and such agreement by the Company shall not be unreasonably withheld, delayed or conditioned, in connection with the required activities outlined above in this section during the period after termination of your employment with the Company. Notwithstanding anything to the contrary contained herein or in the Company policy, as applicable, (i) any and all compensation payable to you in accordance with this paragraph shall be paid by the Company to you by no later than March 15 following the calendar year in which you rendered services giving rise to the compensation; and (ii) any and all expense incurred by you that are eligible for reimbursement in accordance with this paragraph shall be paid by the Company to you by no later than March 15 following the calendar year in which you incurred the expense, provided that you submit proof to the Company of the expense incurred in accordance with the submittal procedures contained in the Company’s expense reimbursement policy.

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The Company hereby grants this Award to you as of the Grant Date specified above, and by your signature below you acknowledge your agreement to the terms of this Performance Award Agreement.

GSI COMMERCE, INC.

/s/ Michael R. Conn By	June 16, 2011 Date

Michael R. Conn Name

Executive Vice President, Finance and Chief Financial Officer Title

Acknowledged and Accepted by:

/s/ Christopher Saridakis Christopher Saridakis	June 15, 2011 Date
Signature Page to Saridakis Performance Award Agreement